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                                                                    EXHIBIT 99.1

                             NATIONSBANK CORPORATION
                     1996 ASSOCIATES STOCK OPTION AWARD PLAN

                             Instrument of Amendment

         THIS INSTRUMENT OF AMENDMENT (the "Instrument") is executed as of the 1st day of April, 1997 by NATIONSBANK CORPORATION, a North Carolina corporation (the "Corporation").
                                               Statement of Purpose
         The Corporation and its subsidiary corporations (collectively, the "Participating Employers") sponsor the NationsBank Corporation 1996 Associates Stock Option Award Plan (the "Plan"). Under the terms of the Plan as currently in effect, no additional options are to be granted under the Plan for associates hired after July 1, 1996 because during March 1997 the common stock of the Corporation achieved a closing price of $60 per share for ten consecutive trading days. The Participating Employers desire to amend the Plan as set forth herein to provide an additional grant on April 1, 1997 for associates hired after July 1, 1996. The amendment set forth herein has been approved by the Board of Directors of the Corporation.

         NOW, THEREFORE, the Plan is hereby amended as follows effective as of the date hereof:

         1.       The following Paragraph 21 is added to the end of the Plan:
         "21.     APRIL 1, 1997 GRANT DATE:

                  On March 3, 1997, the Common Stock achieved a Closing Price of at least sixty dollars ($60) per share for ten consecutive trading days. As a result, no additional Options are to be granted under the Plan for the July 1, 1997 Grant Date or any subsequent Grant Dates. Notwithstanding the foregoing, this Paragraph 21 sets forth the terms and provisions for a special one-time grant of Options under the Plan to certain associates on April 1, 1997 (the "1997 Grant Date"):

                           (a) Subject to the provisions of Paragraph 4(b)
                  through (e) above, the persons eligible to receive an Option grant on the 1997 Grant Date (the "1997 Eligible Associates") shall be each associate of a Participating Employer who is benefits eligible and who is actively employed on the 1997 Grant Date in any one of the positions set forth


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                   in Paragraph 4(a) above and, in addition, who either (1) has not previously been granted an Option under the Plan or (2) has previously been granted an Option under the Plan but the Option was forfeited or terminated without having been exercised to any extent.

                           (b) The number of shares of Common Stock to be
                  covered by the Option granted to a 1997 Eligible Associate on the 1997 Grant Date shall be determined as follows:

                             Position on the                # of Shares Covered
                           1997 Grant Date                        By Option

                           Vice President ...........................800
                           Asst. Vice President .....................600
                           Officer below level of Asst.
                                    Vice President ..................400
                           Full-time associate who is
                                     not an officer .................400
                           Part-time associate who is
                                     not an officer .................200

                  Notwithstanding any provision of the Plan to the contrary, no 1997 Eligible Associate shall be granted more than one Option on the 1997 Grant Date, regardless of whether on the 1997 Grant Date such 1997 Eligible Associate is employed by more than one Participating Employer. With respect to an associate who the Committee has determined to be a 1997 Eligible Associate pursuant to Paragraph 4(d), the Committee shall have final authority to determine the number of shares to be covered by such 1997 Eligible Associate's Option in accordance with the foregoing table. Any change in a 1997 Eligible Associate's job status or position with the Participating Employers after the 1997 Grant Date shall not affect the grant of an Option to such 1997 Eligible Associate or any rights thereunder except as otherwise expressly provided in the Plan.

                           (c) The option exercise price for each share of
                  Common Stock covered by an Option granted on the 1997 Grant Date shall be the Closing Price of the Common Stock on the 1997 Grant Date.

                           (d) Options granted on the 1997 Grant Date shall be
                  subject to the vesting/termination provisions of Paragraph 8 above (other than Paragraph 8(b) which shall not apply with respect to such Options) except that, subject to the provisions of Paragraph 14 and Paragraph 19, an Option granted on the 1997 Grant Date shall vest prior to July 1, 2000 only as follows:

                                    (i) The Option shall become fifty percent
                           (50%) vested if both (A) the Closing Price of the Common Stock equals or exceeds $____ (subject to adjustment pursuant to Paragraph 14) for at least ten
                           (10) consecutive trading days prior to July 1, 2000 and (B) the optionee remains employed with the Participating Employers through at least April 1, 1998.



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                                    (ii) The Option shall become one hundred
                           percent (100%) vested if both (A) the Closing Price of the Common Stock equals or exceeds $____ (subject to adjustment pursuant to Paragraph 14) for at least ten (10) consecutive trading days prior to July 1, 2000 and (B) the optionee remains employed with the Participating Employers through at least April 1, 1998.

                                    (iii) Notwithstanding the foregoing and
                           consistent with the provisions of Paragraph 8(d), the Option shall become one hundred percent (100%) vested prior to July 1, 2000 if the optionee's employment with the Participating Employers terminates as a result of the optionee's death, disability (as defined in Paragraph 8) or retirement (as defined in Paragraph 8); provided, however, that if such death, disability or retirement occurs before April 1, 1998, the Option shall be exercisable only during the ninety (90) day period beginning on April 1, 1998.

         Except for the foregoing special terms and provisions, Options granted on the 1997 Grant Date shall be subject to the terms and provisions of the Plan without regard to the provisions of this Paragraph 21."

         2. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

         IN WITNESS WHEREOF, the Corporation, on behalf of the Participating Employers, has caused this Instrument to be executed by its duly authorized officer as of the day and year first above written.

                             NATIONSBANK CORPORATION

                             By:_______________________________
                                   C. J. Cooley, Executive Vice President

                             "Corporation"